EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

United Financial Mortgage Corp. Reports Third Quarter Results

Oak Brook, IL, Tuesday, March 15, 2005 -- United Financial Mortgage Corp. (Amex: UFM or the “Company”) today announced results for its third quarter and nine months ended January 31, 2005.

Third Quarter Results

Revenue for the quarter ended January 31, 2005 increased $10.9 million or 86% to $23.6 million from $12.7 million for the quarter ended January 31, 2004. Net Income was $942 thousand, or $.15 per diluted share (based on 6,091,648 fully diluted shares outstanding) for the most recent quarter, as compared with $638 thousand, or $.12 per diluted share (based on 5,151,498 fully diluted shares outstanding) for the corresponding period last year a 32% increase year over year. Book value per share (fully diluted) was $5.34 at January 31, 2005.

	Third Quarter Ended January 31, 2005 (000’s)	Third Quarter Ended January 31, 2004 (000’s)
Revenue	$23,557	$12,686
Net Income	$942	$638
Shares Outstanding	6,092	5,151
Fully Diluted EPS	$.15	$.12

Nine Month Results

Revenue for the nine months ended January 31, 2005 increased 10% to $57.4 million from $52.3 million for the corresponding period of 2004. Net Income for the nine-month period fell to $2.8 million, or $.46 per diluted share (based on 6,102,857 fully diluted shares outstanding), as compared to $3.8 million, or $.84 per diluted share (based on 4,461,777 fully diluted shares outstanding) for the same period last year a 25% decrease year over year.

	Nine Months Ended January 31, 2005 (000’s)	Nine Months Ended January 31, 2004 (000’s)
Revenue	$57,422	$52,255
Net Income	$2,826	$3,750
Shares Outstanding	6,103	4,462
Fully Diluted EPS	$.46	$.84

Mortgage Banking Business

As of January 31, 2005, the mortgage loans in the Company’s mortgage loan-servicing portfolio had an aggregate unpaid principal balance of $1.7 billion, up from $1.2 billion as of the same date last year. The weighted average coupon interest rate of the mortgage loans in the loan-servicing portfolio was approximately 5.4% as of January 31, 2005 and January 31, 2004.

The Company funded $722 million in mortgage loans during the quarter ended January 31, 2005, a $327 million increase compared to the quarter ended January 31, 2004.

Commenting on mortgage operations in the Company’s third quarter, Steve Khoshabe, President and Chief Executive Officer of the Company stated, “We continue to implement our growth strategy of increasing our servicing portfolio, growing our core origination platform and diversifying our business. The aggregate principal balance of the loans in our servicing portfolio hit its record high of $1.7 billion with a weighted average coupon of 5.4% and a weighted average maturity of 294 months. During the third quarter, we opened three new retail branch offices in Batavia, Illinois; Barrington, Illinois and Sycamore, Illinois. We also added six retail branch offices through our acquisition of Plus Funding.

Mr. Khoshabe added “As we continue to lay the foundation for our diversification strategy, we are encouraged by the recent activity of our commercial lending efforts. We have increased both the number of transactions in our pipeline and the quality of the transactions in which we are participating. Most notably, we acted as a placement agent for a retail real estate acquisition loan in the amount of $11 million - our largest to date.”

Conference Call

Management will host a conference call today at 3:30 p.m. Central Time (4:30 p.m. Eastern) to discuss the second quarter operating results. The conference call will be accessible via a toll free number by dialing 800-299-9630 and providing the passcode 17580626. International callers should dial 617-786-2904 and provide the same passcode. A replay of the call will be available from 6:15 p.m. Central Time March 15, 2005 to 6:15 p.m. Central Time March 22, 2005 by dialing 888-286-8010 and providing the replay passcode 78270214. International callers should dial 617-801-6888 and use the replay passcode. The conference call will also be webcast live via the Internet. To listen to the live webcast, log on to the Company’s web site at www.ufmc.com and click through to the Investor Information section.

About United Financial Mortgage Corp.
United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 43 retail offices and 8 wholesale operations centers across 16 states. For additional information, please visit the Company’s web site at www.ufmc.com.

This press release contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements, including, among others, changes in demand for mortgage loans, the

Company’s access to funding sources and the terms upon which it can obtain financing, assumptions underlying the value of the Company’s retained mortgage loan-servicing rights, the impact of economic slowdowns or recessions, management’s ability to manage the Company’s growth and planned expansion, difficulties in integrating or operating newly acquired businesses, competition in the Company’s market, changes in government regulations, the Company’s ability to expand origination volume while reducing overhead, the impact of new legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company’s market, other risk factors disclosed from time to time in the Company’s filings with the Securities and Exchange Commission and the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

For Further Information Contact:
Dave Gentry, Aurelius Consulting Group, Inc., Century Bank Building, 541 S. Orlando Avenue, Suite 206,
Maitland, FL 32751, (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com

-- FINANCIAL TABLES FOLLOW --

UNITED FINANCIAL MORTGAGE CORP.
BALANCE SHEETS
As of January 31,
(Dollars in thousands, except share data)
(Unaudited)

	2005	2004
ASSETS
Cash and due from financial institutions	$254	$13,075
Interest-bearing deposits in financial institutions	7,065	1,970
Total cash and cash equivalents	7,319	15,045
Restricted cash	1,831	1,497
Certificates of deposit	—	432
Loans held for sale	215,219	104,941
Mortgage servicing rights, net	22,201	12,267
Leasehold improvements and equipment, net	1,624	1,132
Goodwill	1,050	526
Prepaid expenses and other assets	3,800	1,849

Total assets	$253,062	$137,689

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Warehouse lines of credit	$208,238	$100,199
Note payable	—	350
Accrued expenses and other liabilities	12,315	8,418

Total liabilities	220,553	108,967

Shareholders' equity
Preferred stock, 5,000,000 authorized, no par value, Series A redeemable shares, 63 issued and outstanding (aggregate
liquidation preference of $315,000)	315	315
Common stock, no par value, 20,000,000 shares authorized,
6,152,543 shares issued at January 31, 2005 and 6,140,843
at January 31, 2004	18,741	18,727
Retained earnings	13,815	10,002
Unearned stock compensation	(40)	—
Treasury stock, 176,700 shares, at cost	(322)	(322)

Total shareholders’ equity	32,509	28,722

Total liabilities and shareholders’ equity	$253,062	$137,689

UNITED FINANCIAL MORTGAGE CORP.
STATEMENTS OF INCOME
(Dollars in thousands, except share data)
(Unaudited)

	Three months ended		Nine months ended
	January 31,		January 31,
	2005	2004	2005	2004
Revenue
Gain on sale of loans, net	$18,526	$9,861	$44,904	$44,231
Loan servicing income, net	893	964	2,511	1,689
Interest income	4,056	1,736	9,603	6,017
Other income	82	125	404	318
Total revenues	23,557	12,686	57,422	52,255

Expenses
Salaries and commissions	15,222	8,207	36,409	34,700
Selling and administrative	4,378	2,515	11,192	7,926
Interest expense	2,291	852	4,861	3,133
Depreciation	96	49	250	241
Total expenses	21,987	11,623	52,712	46,000

Income before income taxes	1,570	1,063	4,710	6,255

Income taxes	628	425	1,884	2,505

Net income	$942	$638	$2,826	3,750

Basic earnings per common share	$0.16	$0.13	$0.47	$0.88

Diluted earnings per common share	$0.15	$0.12	$0.46	$0.84

Basic shares outstanding	5,966,239	4,966,701	5,965,178	4,269,431

Diluted shares outstanding	6,091,648	5,151,498	6,102,857	4,461,777